EXHIBIT 99.1

First Horizon 1Q Results Show Continued Progress Toward Profitability

MEMPHIS, Tenn., April 16, 2010 (GLOBE NEWSWIRE) -- First quarter financial results for First Horizon National Corp. (NYSE:FHN) showed continued progress toward returning to sustained profitability as our proactive approach to credit paid off with a fourth consecutive quarterly decrease in the loan loss provision. Last week, the company announced the modification of its operating segments to better align with its strategic focus on its regional banking franchise, First Tennessee, and its capital markets business, FTN Financial.

Key items in the first quarter included:

  First quarter 2010 net loss available to common shareholders was $27.7 million, or $.12 loss per diluted share, compared to prior quarter's net loss available to common shareholders of $70.6 million, or $.32 loss per diluted share.
  Loan loss provision decreased for the fourth consecutive quarter, to $105.0 million in first quarter from $135.0 million in the prior quarter.
  Nonperforming loans declined for the fourth straight quarter, to $.9 billion, primarily due to the wind-down of non-strategic construction portfolios.
  Stable credit trends in Home Equity and Income CRE, mixed results in C&I with continued deterioration in bank-related exposures.
  Our core businesses' – the regional bank, capital markets, and corporate – combined pre-tax income was $38.7 million in first quarter. The consolidated pre-tax loss was $19.0 million.
  Regional banking's average core deposits grew 8 percent in the first quarter.
  Capital markets produced another strong quarter, with revenues from fixed income sales of $105.3 million compared with $111.0 million last quarter.
  Capital ratios remain among the best in the industry, with tangible common equity to tangible assets of 7.67 percent and estimated total capital of 21.39 percent.

"First Horizon is focused on the future, serving customers and calling on potential customers. We're also making strategic hires as we work to increase market share in our businesses," said Bryan Jordan, First Horizon CEO. "The economic recovery won't be a straight line, but we're doing what we said we would do to move toward sustained profitability. Our continuing proactive credit management efforts and the work we did early in this credit cycle led to improvement in credit-related costs this quarter. I firmly believe we are very well positioned to benefit as this economy turns around."

Key Performance Ratios & Other Data				1Q10 Change vs.
(Shares in thousands)/(Unaudited)	1Q10	4Q09	1Q09	4Q09	1Q09
Diluted EPS (a)	$ (0.12)	($0.32)	($0.37)	61%	67%
Diluted shares (a)	223,658	223,648	223,594	*	*
Period-end shares outstanding (a)	225,677	225,212	224,848	*	*
Return on average assets (annualized)	(0.16)%	(0.79)%	(0.87)%	80%	82%
Return on average common equity (annualized)	(5.10)%	(12.25)%	(13.44)%	58%	62%
Net interest margin	3.19%	3.19%	2.89%	*	10%
Efficiency ratio	79.94%	89.51%	68.43%	NM	NM
FTE employees	5,503	5,731	6,033	(4)%	(9)%
* Amount is less than one percent.
(a) Shares restated for stock dividends distributed through April 1, 2010.

PERFORMANCE HIGHLIGHTS

Linked-quarter results improved as the net loss available to common shareholders was $27.7 million compared to a net loss available to common shareholders of $70.6 million in prior quarter, despite still-elevated environmental costs and a decline in total revenues. Net interest income declined on lower outstanding loan balances; however, the net interest margin remained at 3.19 percent in first quarter. Provision for loan losses experienced another sequential quarter decline as exposure from the non-strategic construction portfolios continued to be reduced. Noninterest income increased slightly as first quarter included a $17.1 million gain from the repurchase of bank debt and prior quarter included losses of $9.2 million from divestitures. Less-favorable mortgage servicing hedge results, a seasonal decline in deposit transaction-related fee income in the regional bank and slightly lower fixed income sales revenue in capital markets negatively affected sequential quarter noninterest income.

Noninterest expense improved from fourth quarter 2009 as charges to increase the repurchase reserve related to the legacy mortgage banking business were lower in first quarter 2010.  Additionally, FHN incurred smaller amounts of restructuring, repositioning and efficiency-related charges recognized within noninterest expense in first quarter as fourth quarter 2009 included the sale and closure of two non-strategic businesses and a contract cancellation that triggered termination costs and asset write-offs. In the first quarter, FHN completed the closure of the institutional equity research business, which resulted in additional goodwill impairment, severance and contract termination costs, and asset write-offs. These charges are reflected in the discontinued operations, net of tax line, within the non-strategic operating segment. The following table presents summary consolidated results:

Income Statement Highlights				1Q10 Change vs.
(Thousands)/(Unaudited)	1Q10	4Q09	1Q09	4Q09	1Q09
Net interest income	$180,395	$189,894	$196,587	(5)%	(8)%
Noninterest income	248,263	246,184	399,346	1%	(38)%
Total revenue	428,658	436,078	595,933	(2)%	(28)%
Noninterest expense	342,673	390,343	407,803	(12)%	(16)%
Provision for loan losses	105,000	135,000	300,000	(22)%	(65)%
Loss before income taxes	(19,015)	(89,265)	(111,870)	79%	83%
Benefit for income taxes	(16,393)	(38,111)	(47,423)	57%	65%
Loss from continuing operations	(2,622)	(51,154)	(64,447)	95%	96%
Loss from discontinued operations, net of tax	(7,271)	(1,690)	(648)	NM	NM
Net loss	(9,893)	(52,844)	(65,095)	81%	85%
Net income attributable to noncontrolling interest	2,844	2,839	2,750	*	3%
Net loss attributable to controlling interest	(12,737)	(55,683)	(67,845)	77%	81%
Preferred stock dividends	14,918	14,897	14,956	*	*
Net loss available to common shareholders	$(27,655)	$(70,580)	$(82,801)	61%	67%
NM - Not meaningful
* Amount is less than one percent.

FHN's balance sheet remains strong as average core deposits increased and the wind-down of non-strategic portfolios continued. Total average assets declined to $25.6 billion from $26.4 billion at the end of 2009, primarily driven by decreasing loan balances. Weak loan demand combined with the wind-down of the non-strategic portfolios contributed to a $.6 billion decline in average loans from the prior quarter. Average core deposits grew 4 percent in the first quarter as FHN worked diligently to repatriate customer deposits through the wealth management group. Additionally, the increase in funding from core deposits permitted FHN to repurchase $96.0 million of bank debt in first quarter. FHN's capital ratios remain among the best in the industry with Tier 1 and tangible common equity to tangible assets at 16.54 percent (estimate) and 7.67 percent, respectively. Key balance sheet trends and ratios are provided in the following table:

Balance Sheet Highlights & Ratios				1Q10 Change vs.
(Period End, Thousands)/(Unaudited)	1Q10	4Q09	1Q09	4Q09	1Q09
Total loans, net of unearned income	$17,484,224	$18,123,884	$20,572,477	(4)%	(15)%
Total deposits	15,069,700	14,867,215	14,910,055	1%	1%
Total assets	25,923,576	26,068,678	31,208,024	(1)%	(17)%
Total liabilities	22,652,634	22,766,210	27,700,348	*	(18)%
Total equity	3,270,942	3,302,468	3,507,676	(1)%	(7)%
Book value per common share	$9.63	$9.81	$10.79	(2)%	(11)%
Tangible book value per common share (a)	8.75	8.90	9.74	(2)%	(10)%
* Amount is less than one percent.
(a) Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.

Loan Loss Provision, Reserves, and NPAs Continue Declining Trend

Overall credit quality improvement in the loan portfolio is attributable to efforts to wind down the higher-risk non-strategic portfolios. Although still elevated, provision expense dropped $30.0 million to $105.0 million and the allowance as a percentage of loans declined to 4.83 percent from 4.95 percent. The reserve decreases in the non-strategic construction and Permanent Mortgage portfolios more than offset a reserve increase in the Commercial and Industrial (C&I) loan portfolio. The increase in C&I reserves primarily relate to reserves held specifically for individually impaired loans.  Generally, Income CRE loans performed as expected and reserve levels remained relatively flat compared to prior quarter. Nonperforming loans edged down for the fourth quarter in a row as a reduction in nonperforming loans within the non-strategic construction portfolios exceeded increases in C&I and Permanent Mortgage nonperformers. Net charge-off amounts were relatively unchanged from prior quarter coming in at $182.4 million in the first quarter. Net charge-offs were negatively affected by a $13.5 million one-time increase due to acceleration of loss recognition for certain Permanent Mortgages in the foreclosure process. This one-time increase in net charge-offs did not impact first quarter loan loss provisioning.

Asset Quality Highlights				1Q10 Change vs.
(Thousands)/(Unaudited)	1Q10	4Q09	1Q09	4Q09	1Q09
Allowance for loan losses	$844,060	$896,914	$940,932	(6)%	(10)%
Allowance / period-end loans	4.83%	4.95%	4.57%	(2)%	6%
Net charge-offs	$182,432	$182,851	$208,278	*	(12)%
Net charge-offs (annualized) / average loans	4.13%	4.00%	3.97%	3%	4%
Non-performing assets (NPA)	$1,041,214	$1,051,393	$1,252,153	(1)%	(17)%
NPA % (a)	5.63%	5.56%	5.98%	1%	(6)%
* Amount is less than one percent.
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

BUSINESS PERFORMANCE REVIEW

In first quarter 2010, FHN modified its operating segments to better align with its strategic focus on the regional banking franchise and capital markets business. The regional bank's results declined to a pre-tax loss of $4.8 million compared with pre-tax income in the fourth quarter of $17.9 million as revenues were down and expenses increased. Net interest income declined primarily due to lower outstanding loan balances while fee income was down driven by a cyclical first quarter decrease in non-sufficient funds fees. The provision for loan losses, personnel costs, and foreclosure losses rose in the first quarter. The regional bank's average core deposits increased 8 percent from last quarter as customer deposits increased within the wealth management group.

In capital markets, fixed income sales revenue remained strong – declining slightly to $105.3 million from $111.0 million. Average daily revenue declined slightly to $1.7 million as market conditions continued to normalize. Personnel expenses increased linked-quarter primarily driven by the resumption of a normal rate of incentive provisioning and a seasonal increase in FICA expense.

Pre-tax results for the corporate segment improved as FHN recognized a $17.1 million gain on the repurchase of bank debt in the first quarter compared to a $3.6 million gain last quarter. Expenses declined as restructuring, repositioning, and efficiency initiative charges were minimal in first quarter compared to $14.2 million in fourth quarter.  Prior quarter repositioning charges were driven by a vendor contract cancellation that resulted in termination fees and asset write-offs.

In the non-strategic segment, reductions in loan loss provisioning, foreclosure and repurchase losses related to legacy national mortgage origination, and net charges related to restructuring, repositioning and efficiency initiatives contributed to an $80.3 million improvement in pre-tax results. Servicing income declined $12.1 million primarily due to a reduction in positive hedging results. Net charges related to restructuring, repositioning, and efficiency initiatives were down $7 million as prior quarter included the divestitures of the Atlanta insurance business and Louisville remittance processing operations. In first quarter, FHN exited the institutional equity research business resulting in additional goodwill impairment, severance costs, and contract termination charges that are reflected in discontinued operations, net of tax.

USE OF NON-GAAP MEASURES

Certain capital-related non-GAAP measures are included in the text and tables of this release. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible common equity to tangible assets and tangible book value per common share. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. Refer to the tabular reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items at the end of this release.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN's Web site at www.fhnc.com.

Management will host a conference call at 8:00 a.m. Central Time Apr. 16 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time Apr. 16 by dialing 1-877-303-6618 (international participants dial 1-224-357-2205). The conference will also be webcast live through First Horizon's Web site and will be accompanied by the slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 12:00 p.m. Central Time Apr. 16 until 11:59 p.m. Apr. 23 by calling 1-800-642-1687 or 1-706-645-9291 for international participants. The passcode is 65371166. The event also will be archived and made available for two weeks beginning at midnight Central Time Apr. 16 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 5,500 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 180 bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the 17 Tennessee counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

NON-GAAP to GAAP RECONCILIATION Quarterly, Unaudited
(Period End, Millions)	1Q10	4Q09	1Q09
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$3,270.9	$3,302.5	$3,507.7
Less: Preferred stock capital surplus - CPP	802.8	798.7	786.6
Less: Noncontrolling interest (a)	295.2	295.2	295.2
(B) Total common equity	$2,172.9	$2,208.6	$2,425.9
Less: Intangible assets (GAAP) (b)	199.2	203.8	235.9
(C) Tangible common equity (Non-GAAP)	$1,973.7	$2,004.8	$2,190.0

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$25,923.6	$26,068.7	$31,208.0
Less: Intangible assets (GAAP) (b)	199.2	203.8	235.9
(E) Tangible assets (Non-GAAP)	$25,724.4	$25,864.9	$30,972.1

Period-end Shares Outstanding
(F) Period-end shares outstanding	225.7	225.2	224.8

Ratios
(C)/(E) Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)	7.67%	7.75%	7.07%
(A)/(D) Total equity to total assets (GAAP)	12.62%	12.67%	11.24%
(C)/(F) Tangible book value per common share (Non-GAAP)	$8.75	$8.90	$9.74
(B)/(F) Book value per common share (GAAP)	$9.63	$9.81	$10.79
(a) Included in total equity on the consolidated balance sheet.
(b) Includes goodwill and other intangible assets, net of amortization.

FHN-G

CONTACT:  First Horizon National Corporation
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